Exhibit (i)

June 23, 2006

The Dreyfus/Laurel Funds Trust
200 Park Avenue - 55th Floor
New York, New York 10166

Re:	The Dreyfus/Laurel Funds Trust Dreyfus Premier Equity Income Fund File Nos. 033-43846; 811-00524 Post-Effective Amendment No. 129

Ladies and Gentlemen:

          In connection with the filing of Post-Effective Amendment No. 129 to the Registration Statement on Form N-1A (File Nos. 33-43846 and 811-524) of The Dreyfus/Laurel Funds Trust (the "Company") which you are about to file with the Securities and Exchange Commission, we hereby consent to the reference to our firm as "counsel" in the Statement of Additional Information of Dreyfus Premier Equity Income Fund, a series of the Company, incorporated by reference into the Prospectus of Dreyfus Premier Equity Income Fund.

Very truly yours, /s/ Kirkpatrick & Lockhart Nicholson Graham LLP